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                           SOVEREIGN BANK NEW ENGLAND
                          A Division of Sovereign Bank





March 12, 2003


Mr. Mark Collin
Chief Financial Officer
Unitil
7 Liberty Lane West
Hampton, New Hampshire 03862

Re:  Line of credit increase and renewal

Dear Mark,

     This letter is to confirm the approval of a $2 million increase in the company's Revolving Line of credit to $11 million. The line will next be due for review on June 30, 2004. You will continue to be billed on a quarterly basis for the unused commitment fee of .25%. In connection with the increase in the line, the annual renewal fee has been increased to $5500, due July 15, 2003.

     I expect to have modification documents completed within the next week, and will contact you to schedule a convenient time to sign the documentation.

     Please contact me at 882-3040 or via email at jreams@sovereignbank.com should you have any questions.

Sincerely,

/s/ Janis C. Reams

Janis C. Reams
Vice President